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                                                                   Exhibit 10.53



                                 Patent License

WHEREAS: DANVILLE ENGINEERING, INC. ("DANVILLE") desires to obtain a license under certain patents and patents pending which are owned by American Dental Technologies, Inc. ("ADT"), and is willing to license such patents to DANVILLE.

     NOW THEREFORE, the parties agree as follows:

     1. ADT hereby grants to DANVILLE, a nonexclusive license under U.S. Patent No. 5,275,561, U.S. Patent No. 5,330,354, U.S. Patent No. 5,350,299 and U.S.
Patent No. 5,525,058, and any foreign counterparts, reexaminations, reissues, continuations or continuations-in-part based on the disclosures of the patents of this paragraph 1, for the life of such patents to make, use, lease and sell DANVILLE'S current air abrasive dental models and future models to the extent such future models do not infringe any non-dental patents or patent applications (for example, on helical powder feed mechanisms) of ADT, throughout the world, but excluding Japan, presently covered by agreements between ADT and Denics Co., Ltd., a/k/a Dental Innovative Corporation, a Japanese corporation. The license granted in this paragraph 1 is non-transferable by assignment, sublicense or other means of transfer provided, further, that the period in which DANVILLE is licensed under this Agreement, DANVILLE shall have the right to have the products of this paragraph 1 manufactured by a third party solely for DANVILLE. The license in this paragraph 1 is subject to the payment provided in paragraph 2 of this Agreement.

                                    Payments

     2. Beginning October 1, 1997, DANVILLE, or its permitted successor or assigneee, shall pay to ADT a royalty on the net sales price (defined as gross sales price less freight, duties and taxes) on all air abrasive products used for cavity preparations manufactured, sold or leased by DANVILLE, or its permitted successor or assignee, which are manufactured (by or on behalf DANVILLE), sold or leased in a country in which ADT, presently or in the future, owns or controls patents or patent applications on any dental air abrasive products or methods of treatment, until the expiration of all such patent/patent applications. For air abrasive products used for cavity preparations which have an electro mechanically operated system and which are covered by either U.S. Patent No. 5,330,354 or U.S Patent 5,320,299, or U.S. Patent No. 5,525,058 or any of their foreign counterparts, the royalty shall be **. For all other air abrasive products used for cavity preparation, such as completely pneumatic systems, the royalty shall be **. In the event that DANVILLE, manufactures or has manufactured on its behalf, and sells or leases air abrasive products used for cavity preparations wholly within a country where ADT holds no such patents or patent applications or where all such patents have expired, then no such payments shall be required. The payments required under this paragraph 2 of this Agreement shall accrue when the subject products are delivered, invoiced or paid for, which ever occurs first. All payments shall be made in U.S. dollars. In no event shall a payment by DANVILLE under this paragraph 2 be required for products that are both made and sold prior to October 1, 1997.

     3. DANVILLE shall (1) make the payments required in paragraph 2 of this Agreement on February 15th, May 15th, August 15th, and November 15th for the preceding accounting quarter, with the first payment to be made on February 15, 1998. DANVILLE shall keep accurate books and records reflecting transactions made under this Agreement and shall make reports at the time of such payments fully supporting the calculation of payments made, including the number of units sold or leased and the sales price used to determine payments. ADT shall have the right to inspect such books and records through an independent certified accountant, not to exceed one such audit per year.

     ** Redacted confidential information has been filed separately with the SEC pursuant to Rule 24b-2.



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                                  Termination

     4. ADT may terminate the license granted by paragraph 1 of this Agreement only in the event of a material breach of this Agreement by DANVILLE, and then only if, upon receiving notice of such breach, DANVILLE fails to cure such breach within thirty (30) days of such notice; such right of termination shall not be in lieu of other remedies such as specific performance.

                                 Patent Marking

     5. DANVILLE shall apply statutory notice to its air abrasive units sold in the United States substantially as follows: "This unit and its use is protected by one or more of the following U.S. Patents: 5,275,561; 5,330,354; 5,350,299; and 5,525,058."
                                     Notice

     6. All notices required to be given under this Agreement shall be given in writing and shall be sent by regular mail, postage prepaid, certified mail or by recognized overnight express mail service to the parties at the addresses below.

If to ADT, to:
Ben J. Gallant
President and Chief Executive Officer
American Dental Technologies, Inc.
5555 Bear Lane
Corpus Christi, TX 78405
Tel:  (512) 289-1145
Fax: (512) 289-5554

If to DANVILLE to:
Mark Fernwood
President and Chief Executive Officer
2021 Omega Road
San Ramon, CA 94583
Tel: (800) 827-7940
Fax: (510) 838-0944


     7. A notice sent pursuant to paragraph 6 of this Agreement shall be deemed given on the date it is mailed, unless the intended recipient can establish that such notice was not timely received.

                                 Governing Law

     8. This Agreement is made in the County of Nueces, State of Texas, and shall be governed by the laws of the State of Texas without regard to its conflict of laws and principles.

                                   Warranties

     9. Both parties represent that their undersigned representatives have the full power and authority to enter into this Agreement. ADT represents and warrants that it has the right and power to grant the license of paragraph 1 of this Agreement, but makes no other warranties whatsoever regarding the patents so licensed.

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                            Relationship of Parties

      10. This Agreement is not intended by the parties to, and shall not, constitute or create a joint venture, partnership or other business organization and neither party shall act as an agent of the other party. Neither party shall use the other party's name in any marketing efforts.


                                  Severability

     11. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

                               Complete Agreement

      12. This Agreement constitutes the entire agreement of the parties regarding this subject matter and supersedes any and all prior or contemporaneous oral or written agreements, understandings, negotiations or discussions among the parties regarding this subject matter. Any amendment or other modifications to this Agreement must be made in writing and must be duly executed by an authorized representative or agent of each party.

                                  Counterparts

      13. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                        Permitted Successors and Assigns

      14. This Agreement, and all provisions herein, shall bind the parties and their permitted successors and permitted assigns.

                                Miscellaneous

(a) Air abrasive devices not marketed primarily for cavity preparation, such as the microetchers and the microprophy, are not subject to this Agreement and do not fall within the scope of devices used primarily for cavity preparation and as such, no royalties would be due on these devices.

(b) DANVILLE'S royalty rates will be lowered in a most favored rate relationship with ADT.

(c) DANVILLE shall have the right to 'private label' the licensed air abrasive cavity prep products it manufactures so long as the appropriate royalties are paid.

(d) In the event ADT reacquires patent rights for Japan, this license will extend to Japan.

AMERICAN DENTAL                            DANVILLE ENGINEERING, INC.
TECHNOLOGIES, INC.


/S/  Ben J. Gallant                        /s/ Mark Fernwood
President and Chief Executive Officer      President and Chief Executive Officer

Date:  October 18, 1997                    Date:  October 18, 1997